Exhibit 99.1

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 10, 2010
Contact:
	David Vander Ploeg	Mark Fleming
	Executive VP and CFO 920-882-5854	Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES EXECUTIVE LEADERSHIP APPOINTMENT

Greenville, WI, March 10, 2010—School Specialty (NASDAQ:SCHS) today announced the promotion of Richmond Y. Holden, 56, to Executive Vice President of the company’s Educational Resources Group, effective March 12, 2010. Holden was most recently president of School Specialty Intervention. He succeeds Gregory D. Cessna, who is leaving the company to become Chief Executive Officer of Troxell Communications, Inc., a privately held audio-visual equipment distributor based in Phoenix, AZ.

“I am very pleased that Rick has accepted this critically important leadership role,” said David Vander Zanden, School Specialty Chief Executive Officer. “He brings with him a wealth of executive leadership experience in the education market, including 15 years as President and Chief Executive Officer of J.L. Hammett Company, which was a leading provider of educational supplies and furniture to the preK through 12th grade market. The past three years he has led the growth and development of our reading intervention and publishing business. His experience across supplies, furniture and curriculum-based products makes him exceptionally qualified to lead Educational Resources as the group expands its focus on providing educators with new learning tools and innovative instructional solutions.

Holden began his career in the education market in 1978 when he joined J.L. Hammett Company as a management trainee. He progressed through several leadership roles in Marketing, Technology and Operations, prior to being promoted to CEO in 1991.

Cessna joined School Specialty in 2005 as Executive Vice President of the Educational Resources group. Prior to joining the company he was Executive Vice President of PolyVision Corporation, a manufacturer of visual communications products for the education and office products market.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.